UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
December 10, 2010
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Carillon Point,
Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 10, 2010, the Board of Directors of Clearwire Corporation (the “Company”) appointed William R. Blessing, Mufit Cinali and Hossein Eslambolchi, Ph.D as directors of the Company, with the appointments effective immediately.
     The nominations of Messrs. Blessing, Cinali and Eslambolchi were made by Sprint Nextel Corporation (“Sprint”) pursuant to the terms of the Equityholders’ Agreement dated November 28, 2008 by and among the Company, Sprint, Google Inc., Comcast Corporation, Time Warner Cable Inc., Bright House Networks LLC, Intel Corporation and Eagle River Holdings, LLC., to fill the positions left open by the resignations on September 28, 2010 of Keith O. Cowan, Steve Elfman and Daniel R. Hesse.
     Mr. Blessing is currently a consultant to Burns & McDonnell where he advises clients on smart grid and telecommunications strategy. Prior to this, he served as Senior Vice President, Corporate Strategy and Development for Embarq Corporation, an integrated communications services provider. He also held various executive positions with Sprint from 1990 to 2005.
     Mr. Cinali is currently a Managing Director with Springwell Capital Partners, LLC. He has also held strategy, development and M&A positions with Hughes Electronics Corporation, AT&T, GE Capital Corporation, and Bain and Company.
     Dr. Eslambolchi holds extensive experience in the telecommunications industry and is currently a technical advisor to Ericsson Corporation and the University of California School of Engineering. He has held several senior positions with AT&T including global Chief Technology Officer, global Chief Information Officer, Chief President and Chief Executive Officer of AT&T Labs and AT&T Global Network Services.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: December 14, 2010	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President and General Counsel